Exhibit 99.2

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company – (702) 784-7777:
Lewis Fanger – Investor Relations
Pauline Yoshihashi – Media
PINNACLE ENTERTAINMENT AGREES TO SETTLE PRESIDENT CASINO LICENSING ISSUE
LAS VEGAS, March 10, 2010 — Pinnacle Entertainment, Inc. (NYSE: PNK) today announced it has reached a settlement agreement with the Missouri Gaming Commission regarding the license of the company’s subsidiary President Riverboat Casino-Missouri, Inc., which operates The President Casino at Laclede’s Landing in downtown St. Louis, Missouri.
Under the terms of the settlement, the company will voluntarily surrender The President’s Class B gaming license and cease operations at that property no later than July 1, 2010. The commission, in turn, has agreed to withdraw and dismiss its preliminary order issued Jan. 27, 2010.
“We are deeply grateful for the support our company and our employees have received throughout this process from many public officials from the City of St. Louis and at the state level,” said John V. Giovenco, Pinnacle Entertainment’s interim chief executive officer. “However, we have determined that it is in the best interests of our shareholders and our company to settle this issue. We intend to focus on maximizing shareholder value at Lumière Place and our new River City Casino, which opened on March 4, 2010.”
About Pinnacle Entertainment
Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle is also developing a second casino in Lake Charles, Louisiana, to be called Sugarcane Bay at L’Auberge du Lac, and a casino in Baton Rouge, Louisiana.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties may negatively affect the market for the Company’s securities; (d) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; and (e) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Lumière Place, River City, L’Auberge du Lac and Sugarcane Bay are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.